Exhibit 99.3

[Winn-Dixie Supplier Letter]

December 19, 2011

Dear [INSERT SUPPLIER NAME],

It is my great pleasure to inform you that Winn-Dixie and BI-LO jointly announced that the companies will merge to create an organization of approximately 690 grocery stores and 63,000 employees in eight states throughout the southeastern United States.

This combination, which will create a company that is stronger than our individual businesses, will significantly expand our footprint, enhance our guests’ shopping experience and unite two similar companies.

While there are still many details to iron out, here are some important points to share:

•	The merger is expected to close in the next 60 to 120 days.

•	We anticipate that the companies will continue to operate under the BI-LO and Winn-Dixie banners.

•	There is no overlap of locations in our existing markets, so we do not currently expect any store closures as a result of the combination.

•	We expect that the combined company will maintain a presence in both Jacksonville and Greenville.

This is an historic event and one that is good for Winn-Dixie. We also believe that this transaction will only serve to strengthen our partnership with our suppliers. As part of a stronger and more efficient company, we will have a larger distribution platform that will not only allow us to offer our customers an even wider variety of products with the great service they have come to expect, but will make us a stronger competitor in the industry.

As important as this development is for our business, this merger will have no impact on the day-to-day operations of Winn-Dixie or our relationships with you.

As always, if you have any questions or wish to discuss this matter further, please feel free to contact [your usual Winn-Dixie representative / me personally at XXX-XXX-XXXX].

In closing, the actions we’ve announced will enable us to further build upon a strong foundation for our business. I would like to thank you for all of your business. Together, we’ve accomplished great things in recent years, and look forward to the new future we will build together.

Sincerely,

[NAME

TITLE]

Winn-Dixie Stores, Inc.    |    5050 Edgewood Court    |    Jacksonville, Florida 32254    |    Phone (904) 783-5000

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

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